Exhibit 23.3

[LETTERHEAD OF NETHERLAND, SEWELL & ASSOCIATES, INC.]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement of Harken Energy Corporation (the “Company”) and to references to this firm of the Company’s estimated proved reserves in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons

Danny D. Simmons Executive Vice President

Houston, Texas

April 28, 2004